Ex. 10.1

EXCLUSIVE SUPPLY AND COOPERATION AGREEMENT

This Exclusive Supply and Cooperation Agreement (“Agreement’) is entered into as of February 8, 2016 (“Effective Date”) by and among Arvind Narula, an individual (“Narula”), Youji Company Limited, a Hong Kong limited company (“Youji Ltd.” and together with Narula, “Youji”) and RiceBran Technologies, a California corporation (“RBT”) (each a “Party” and collectively the “Parties”). In consideration of the mutual covenants and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

Recitals

A.                 RBT produces, markets and sells various stabilized rice bran products (“SRB”), SRB derivative products and related products for human and animal consumption. RBT desires to contract with a third party to obtain a consistent supply of organic rice bran. Youji is an affiliate of Narula and has access to various organic food products produced by Urmatt Ltd. (“Urmatt”), specifically including organic red rice bran (“RdRB”) and organic jasmine rice bran (“JRB”). Youji Ltd. and Urmatt are majority owned and controlled by Narula.

B.                  RBT has developed and owns certain know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formula and marketing and other information, whether or not patentable, used to support the operations of its proprietary extruders or useful with respect to the use, development or operation of RBT’s proprietary extruder equipment (“Technology and Know How”) and that is used to stabilize rice bran for consumption in the human nutrition and animal nutrition markets globally. RBT further has developed and owns various patents, patent applications and other statutory rights in inventions, copyrights, database rights, trademarks, design rights, applications for design rights, utility models and other similar or equivalent forms of statutory protection, wherever in the world arising or available, including but not limited to proprietary processes and technical applications for processing and further processing of rice bran and its derivatives for use in animal nutrition, human food ingredients, nutritional supplements, functional foods and pharmaceutical applications (“IP Rights”).

C.                  RBT has agreed to license its Technology and Know How for the use and operation of its extruders and to lease to Youji certain extruders, and Youji has agreed to license from RBT the Technology and Know How and to lease the extruders from RBT on the terms and conditions set forth herein, solely for use at the Urmatt Rice Mills (defined below) to produce stabilized RdRB and JRB for sale as provided herein.

D.                  RBT desires to buy from Youji, and Youji desires to sell to RBT, as much RdRB and JRB as RBT may order from time to time, as provided below, for use, marketing and resale throughout all portions of the World other than the Republic of Indonesia, Vietnam, Thailand, Malaysia, Singapore, Laos, Cambodia, Myanmar, United Kingdom and Germany (the “Territory”).

Agreement

1.                    Supply, Exclusivity and Delivery.

1.1.               Supply of Products; Purchase Orders. Youji agrees to sell to RBT all RdRB, JRB, and other Exclusive Products and Non-Exclusive Products (as such terms are defined herein) (collectively the “Products”) that RBT may require from time to time by written purchase order delivered by RBT to Youji for itself or for its customers (“Purchase Orders”) at such times and in such qualities and quantities as RBT may order therein. RBT will market and resell the Products in the Territory. RBT may combine the Products with other products for use and resale. The JRB and RdRB and other Products purchased by RBT shall be sold under RBT trademarks and trade names to be determined by RBT.  RBT agrees to forecast and provide commercially reasonable lead times for Youji’s processing of Purchase Orders as provided herein.  Each Purchase Order shall set forth the type and amount of Product and the delivery date.

1.2.               Exclusivity; Representation of Authority.  Except for the existing customers of Urmatt listed on Exhibit A (“Excluded Customers”), Youji grants RBT the sole and exclusive right to acquire, market and sell in the Territory JRB, RdRB and the additional products identified on Exhibit A as “exclusive” (collectively “Exclusive Products”). Except for sales to Excluded Customers made in accordance with Section 1.3, none of Youji, Urmatt or any other entity controlled by Narula will sell or market RdRB, JRB or any of the other Exclusive Products into the Territory (or for resale or use in the Territory) other than through RBT. Youji further grants RBT a non-exclusive right to acquire, market and sell in the Territory the Products identified on Exhibit A as “non-exclusive” (“Non-Exclusive Products”).  Youji represents and warrants to RBT that Youji has all necessary right, power and authority to grant RBT all rights in the Products described herein. Narula agrees to cause Urmatt to comply and cooperate with all obligations of Youji set forth herein.

1.3.               Product Allocation.  With the exception of the Excluded Customers, RBT shall have first priority for the purchase of Exclusive Products and in the event that Youji has insufficient quantities to fulfill all of its customer orders it shall first fill RBT Purchase Orders.  Product orders shall be allocated between RBT and Excluded Customers in accordance with the terms designated on Exhibit B.

1.4.               Delivery and Risk of Loss. All Products provided to RBT pursuant to this Agreement shall be delivered F.O.B. Port of Bangkok, Thailand at such time or times set forth in the Purchase Orders. RBT shall arrange for all shipments and will be solely responsible for all costs and risks associated with transporting the Products. Title to and risk of loss with respect to the purchased Products shall pass from Youji to RBT at the time that the shipper or carrier designated by RBT receives possession of the Products F.O.B. Port of Bangkok, Thailand..

1.5.               Product Specifications; Organic Statement. All Products shall be organic and comply with the specifications agreed upon by the Parties prior to shipment. Youji shall replace or correct any Products which fail to conform.  Without limiting the foregoing, Youji warrants and represents to RBT that all Products supplied hereunder shall be produced in accordance with all applicable laws and shall be merchantable, unadulterated, fit and safe for human consumption, and comply with all applicable health, safety, labor, building and other codes and regulations, including without limitation the Global Food Safety Initiative (“GFSI”), and ISO 9001 or ISO 22005:08, the Food Safety Modernizations Act of the United States Food and Drug Administration, and the United States import requirements. All invoices and packing lists for deliveries of the Products shall include the following: “Organic Food Products, certified to EU Regulation (EEC) N. 834/2007, and USDA NOP 7 CFR Part 205.” Urmatt Ltd shall maintain each of the following certifications during the term of this Agreement: BRC Food Safety Standard including HACCP Food Safety Plan. From time to time upon request from RBT, Urmatt Ltd shall promptly provide to RBT copies of its current GFSI or ISO certification.

1.6.               Inconsistent Provisions. All purchases of Products by RBT from Youji during the term of this Agreement shall be pursuant to the terms and conditions of this Agreement, and nothing contained in any Purchase Order, order confirmation, invoice or other document shall in any way modify or add any terms and conditions to such purchases. The terms hereof shall supersede any contrary terms or conditions set forth in any Purchase Order, order confirmation, invoice or other document.

2.             Purchase Price; Phases 1 and 2.

2.1.               Phase 1. The initial phase of the Supply Agreement (“Phase 1”) shall commence on the Effective Date. Phase 1 shall terminate when Youji acquires all of the escrowed RBT Shares (as defined below) in accordance herewith.  During Phase 1, RBT will pay Youji a purchase price for the Products as follows:

(a)            Purchase Price for RdRB and JRB. During Phase 1, RBT shall pay Youji as the purchase price for RdRB and JRB (i) $20.00 per kilogram of purchased RdRB and $1.20 per Kilogram of purchased JRB (“Cost of Goods”) plus (ii) fifty percent (50%) of the resulting RBT Margin.  The “RBT Margin” shall equal the actual revenues received by RBT from the resale of RdRB, JRB and any products incorporating or derived from RdRB and/or JRB to unaffiliated third parties after all returns, refunds, rebates, bad debts, other credits, or offsets and exclusive of any value added or sales taxes, minus the Cost of Goods sold.  RBT shall in its sole discretion, but in consultation with Narula, determine the prices for all such Product sales.  RBT shall pay Youji the Cost of Goods amounts in cash net 30 days of delivery of the RdRB or JRB F.O.B. Port of Bangkok, Thailand. RBT shall pay Youji the portion of the purchase price attributable to RBT Margin through the release to Youji of escrowed RBT stock as provided in Section 2.1(b).

(b)            RBT Margin and RBT Shares.  As prepayment of the RBT Margin portion of the purchase price for RdRB and JRB, on the Effective Date RBT shall issue in the name of Youji Nine Hundred and Fifty Thousand (950,000) shares of RBT unregistered common stock (the “RBT Shares”) and deliver the RBT Shares to American Stock Transfer & Trust Company, LLC (“Escrow Agent”) to be held in escrow. Escrow Agent shall be instructed to release the RBT Shares to Youji as necessary to satisfy the RBT Margin portion of the purchase in accordance with the Escrow Agreement attached hereto as Exhibit C.  Solely for the purpose of determining the number of shares of RBT to apply to the accrual of the RBT Margin, the RBT Shares shall be valued at a price per share of $2.80.

(c)            Limitation. Notwithstanding anything herein to the contrary, in no event or circumstance will RBT issue or be required to issue hereunder an aggregate total of RBT stock in excess of 9.90% of the outstanding shares of RBT common stock outstanding as of the Effective Date.

(d)            Other Products.  The purchase price for all Products other than RdRB and JRB shall be the lowest price offered by Youji, Urmatt or any other company affiliated with or controlled by Narula for such Product to any third party commercial customer.

(e)            Compliance with Securities Laws.  The Parties shall take all action necessary to comply with all applicable legal requirements and restrictions imposed under U.S. securities and other laws with respect to the holding and the sale or transfer of RBT Shares.

2.2                 Phase 2. The second phase of this Agreement (“Phase 2”) shall commence immediately following the end of Phase 1. During Phase 2, RBT will pay Youji for the Products a purchase price equal to the lesser of (i) the lowest price offered by Youji, Urmatt or any other company affiliated with or controlled by Narula to any third party commercial customer for the applicable Product, and (ii) solely with respect to RdRB and JRB, thirty percent (30%) of the actual net revenues received by RBT from the resale of the RdRB or JRB to unaffiliated third parties after all returns, refunds, rebates, bad debts, other credits, or offsets and exclusive of any value added or sales taxes, or such greater percentage, not to exceed forty percent (40%), as the Parties may agree upon from time to time in good faith based on the actual net revenues received by RBT from such sales.   RBT shall pay Youji the purchase price determined in accordance with item (i) of this Section in cash within thirty (30) days of delivery to RBT’s designated U.S. port of delivery. RBT shall pay the costs of shipping and insurance from the port of Bangkok, Thailand to the designated U.S. port. In the event RBT is entitled to a refund based on item (ii) of this Section, RBT may offset the amount of the overpayment from subsequent payments to Youji or may request a refund, which refund Youji will pay to RBT in cash within thirty (30) days of the request.

3.             Forecasts and Inventory.

3.1.               Forecasts. Upon execution of this Agreement by both Parties and thereafter at least 90 days prior to each annual rice planting cycle in Thailand during the term of this Agreement, RBT shall, in good faith and in consultation with Youji, prepare and provide to Youji a non-binding forecast of RBT’s estimated requirements for Products for the coming crop year, segregated by Product type (“Forecasts”). Without in any manner limiting RBT’s rights under Section 1.3 to first priority for the purchase of Exclusive Products, Youji shall fill all forecast RBT Purchase Orders for Products to the maximum extent that Youji (directly or through its affiliates) is reasonably able to produce or supply the Products and shall use commercially reasonable efforts to increase to increase supply to supply any unfulfilled orders as soon as reasonably possible. Youji also shall use commercially reasonable efforts to provide RBT’s requirements for Product Purchase Orders that are not included in such Forecast.

3.2.               Inventory.  Youji shall keep on hand an inventory of Products sufficient to meet all reasonably anticipated Purchase Orders based on the then-current Forecast.  The Parties agree that at least thirty (30) days supply of inventory based on the then current Forecast (as defined below) shall be sufficient.

4.                   Extruder Lease; License. Subject to the terms and conditions of this Agreement, (i) Youji hereby leases from RBT, and RBT hereby leases, and agrees to deliver to Youji, for use during the term of this Agreement, one of RBT’s proprietary extruders with the right to install and lease a second extruder as described more fully on Exhibit D hereto (collectively “Extruders”) for use only at the Urmatt rice mills identified on Exhibit D (the “Urmatt Rice Mills”), and (ii) RBT grants Youji a non-exclusive, non-transferable, non-sublicensable, limited license to use the Technology and Know How solely for the use and operation of the Extruders at the Urmatt Rice Mills, in both cases for the sole purpose of stabilizing the RdRB and JRB for sale to RBT.  The lease fee to Youji for use of the Extruders shall be a one-time payment of One US Dollar (US$ 1.00) for each Extruder. Upon the termination of this Agreement for any reason, RBT may terminate the lease of the Extruders.

5.                    Training and Support; Operation of the Extruders.

5.1.               Installation and Training. RBT and Youji shall work together to design the optimal plan for integrating the Extruders into the existing facilities at the Urmatt Rice Mills. Youji shall be responsible for all installation costs and costs of modification necessary to adapt the Extruders for use with the related equipment. Nothing herein is intended to permit the relocation or installation of any RBT extruders at any location other than the Urmatt Rice Mills or the sale or license of extruders for use other than in the Urmatt Rice Mills.  Should an Extruder require installation from a RBT technician, Youji shall pay or reimburse RBT within fifteen (15) days of receiving an invoice for the reasonable costs of travel, lodging, meals, communications and salary and benefits and any other related costs of such technician when conducting the on-site visit. RBT agrees that no markup will be added to such costs. Youji will provide sufficient space, utilities and access as necessary or useful for the proper installation and operation of the Extruders. Youji shall be responsible for any reasonable costs associated with the motors and control panels for the Extruders to comply with local laws governing power inputs.

5.2.               Operation and Maintenance of the Extruder. Youji will provide the necessary personnel to properly clean, operate and maintain the Extruder during the term of this Agreement; provided, however, that RBT will be responsible for providing an estimated one (1) year supply of replacement parts normally used during normal operations for the Extruder. Any parts destroyed or rendered unusable (excluding any destruction or lack of usability attributable to regular wear and tear) by Youji personnel will be replaced at the expense of Youji. Youji will maintain, clean and operate the Extruder and store RdRB and JRB in a manner that (i) complies with all reasonable RBT requirements provided by RBT to Youji from time to time, (ii) complies with all applicable health, safety, labor, building and other codes and regulations, including the Global Food Safety Initiative and the Food Safety Modernizations Act, and all applicable industry standards, (iii) avoids contamination of any RdRB or JRB and maintains the RdRB and in a sanitary and food grade quality and (iv) avoids damage to the RBT Extruder. Youji further agrees to include the portion of the Urmatt Rice Mills from which the Extruder is located as part of Youji’s Global Food Safety Initiative (“GFSI”) certification for the Urmatt Rice Mills. Upon request from RBT, Youji shall provide to RBT copies of its current GFSI certification covering the Extruders and portion of the Urmatt Rice Mills from which the Extruder is operated.

5.3.               No Other use of Extruders. Youji shall have no right to use the Extruders for any use other than for RBT or for any purpose other than as expressly provided in this Agreement.

5.5.               Records, Access Rights and Servicing Extruder. Youji agrees that at all times it will maintain current, accurate and complete books and records relating to its operation and maintenance of the Extruders and processing of JRB and RdRB in accordance with the requirements of this Agreement. RBT and its agents shall have the right, from time to time, to access the Urmatt Rice Mills to (i) service, upgrade and inspect the Extruders, (ii) examine Youji’s relevant books, records and accounts for the purpose of verifying Youji’s compliance with the terms of this Agreement, and (iii) complete quality control inspections and monitoring, (iv) complete any other audits or examinations required by customers of RBT. Such access shall be during normal business hours and with at least ten (10) days’ prior notice to Youji.

6.             Extruder Technology; Breach; Wasting Parts.

6.1.              Proprietary Technology and IP Rights. The Extruders comprise the embodiment of trade secret and proprietary technology and information that RBT has expended substantial sums to develop, improve and maintain. In addition to any restrictions specified herein, Youji covenants and agrees that it shall not itself, or through any parent, subsidiary, affiliate, agent or other third party: (i) sell, lease, license or sublicense the Technology and Know How or any other RBT rice bran stabilization technology or information or IP Rights, (ii) decompile, disassemble, or reverse engineer the Extruders, in whole or in part, (iii) allow access to the Extruders by any person other than Youji’s employees and agents, (iv) develop any derivative equipment based upon the Extruders or use the Extruders to provide any services to any third parties (other than as specifically agreed in this Agreement), or (v) provide, disclose, divulge or make available to, or permit use of the Extruders by any third party without RBT’s prior written consent. Nothing contained herein grants any Party any rights in RBT IP Rights other than the limited license of the Technology and Know How pursuant hereto. All Parties acknowledge and agree that RBT is the owner of all of the RBT IP Rights. Youji agrees to indemnify, defend and hold harmless RBT from and against any and all damages incurred by RBT as a result of any breach by Youji or any parent, subsidiary, affiliate, or agent of Youji of the terms of this Section 6.1.

6.2.               Breach. Youji recognizes and acknowledges that irreparable injury or damage shall result to the business of RBT in the event of a breach or threatened breach by Youji of any of the terms or provisions of this Section 6, and Youji therefore agrees that, notwithstanding anything to the contrary, RBT shall be entitled to an injunction restraining Youji from engaging in any activity constituting such breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting RBT from pursuing any other remedies available to RBT at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Youji.

6.3                 Wasting Parts. Youji recognizes and acknowledge that certain proprietary parts for the extruders must be replaced on a regular basis, especially the cones, and agree that they will purchase replacement parts only from RBT at cost. Youji specifically agrees that, without the prior written approval of RBT, it will not produce any parts for the Extruders internally or ask any third party to attempt to make any replacement parts for the Extruders. RBT agrees to produce and deliver wasting parts for the Extruders subject to receiving 90 days written notice from Youji.

7.                    Reports and Inspections.

7.1.               Statements. At the end of each month RBT shall prepare a monthly sales report that set fort sales of the purchased Products (in units and dollars) and submit such report to Youji prior to the end of the following month. RBT shall maintain a month’s report for no less than 2 years from the date of creation of such report.  RBT shall further submit all applicable computations applicable to the purchase price for the Products, including a computation of the RBT Margin during Phase 1.

7.2.               Inspection Rights. Youji shall have the right, upon reasonable notice, to inspect RBT’s books and records and all other documents and material in RBT’s possession or control with respect to the subject matter of this Agreement.

8.             Term and Termination.

8.1.               Term. The term of this Agreement shall commence on the Effective Date and unless terminated earlier under Section 8.2, shall remain in effect for a period of five (5) years from the Effective Date (“Initial Term”). After the Initial Term, this Agreement will automatically renew for successive five (5) year renewal terms (each a “Renewal Term”) unless RBT notifies Youji with twelve (12) months prior notice of its intent to terminate  this Agreement.  Upon receipt of such notice by Youji from RBT, this Agreement will terminate twelve (12) months) after the delivery of such notice to Youji by RBT.

8.2.               Termination. This Agreement may be terminated prior to expiration of the then-current Initial Term or Renewal Term without liability of the terminating Party as follows:

(a)            By RBT at any time upon twelve (12) month’s written notice of termination to Youji; and

(b)            By either Party at any time after the sixtieth (60th) day following written notice to the other Party of the material breach by the other Party of any provision contained in this Agreement, specifying the nature and extent of the breach, if within such sixty (60) day period the specified breach has not been cured to the reasonable satisfaction of the aggrieved Party.

8.3.               Effect of Termination. The expiration or termination of this Agreement shall discharge each Party from the further performance of its respective obligations hereunder, but shall not release either Party from liability arising before the expiration or as a result thereof. Upon termination or expiration of this Agreement for any reason, Youji shall, at its own expense, remove the Extruders from Youji’s facilities and ship the Extruders to RBT’s warehouse facility in Sacramento , California or such similar California location as advised by RBT. All designs, blueprints, and components relating to the Extruders are the sole property of RBT and under no circumstances will any right, title or interest in the equipment convey to Youji.

8.4.               Survival of Covenants. The obligations of the Parties under Sections 2.1(c) and (e), 5.3, 6.1, 6.2, 8, 9, 10 and 11 and any other provisions that by their nature should survive, shall survive any expiration or termination of this Agreement.

9.                    Indemnification; Insurance.

9.1.               Indemnification. Each Party hereby agrees to indemnify, defend and hold the other Party and the other’s directors, officers, shareholders, members, employees and agents harmless from and against any breach by the indemnifying Party of its obligations hereunder.

9.2.               Indemnification Procedure. Any Party claiming indemnification under this Agreement (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) prompt notice in writing upon becoming aware of any action, suit, proceeding, claim, demand, judgment or assessment with respect to which a right to indemnification is claimed under this Section 8.2 (a “Claim”). The Indemnifying Party shall thereupon having the right to assume control of the defense and/or settlement of the Claim, provided that (i) the Indemnifying Party promptly undertakes such defense/or settlement, and thereafter pursues the same with reasonable diligence; (i) the Indemnifying Party keeps the Indemnified Party reasonably informed of the progress of such defense and/or settlement; and (iii) the Indemnifying Party does not compromise or settle the Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnified Party may participate in the defense of a Claim at its own expense; however, the Indemnified Party’s participation shall be solely as an observer.

9.3.               Insurance. Each Party hereby agrees to maintain at all times during the term of this Agreement (i) commercial general liability insurance sufficient in scope of coverage to cover its respective liabilities under this Agreement in the amount of one million dollars ($1,000,000) per claim and in the aggregate and (ii) product liability insurance covering the sale of Products in the amount of five million dollars ($5,000,000) per claim and in the aggregate, in each case naming the other Party as an additional insured, and from time to time upon request of the other Party to furnish reasonable evidence of such coverage. If either Party fails to satisfy its obligations under Section 9.3, the other Party may purchase and maintain such insurance on such Party’s behalf and may add any premiums so paid to the amounts otherwise payable by the other Party hereunder.

10.                 Confidentiality. Each Party agrees that during the course of performance of this Agreement, such Party may receive or learn information relating to the other Party, including without limitation the customers, suppliers, capacities, processes, patents, products, procedures, know-how, costs, business plans, assets or business of the other Party, and that much of such information comprises trade secrets. Each Party agrees to treat all such information as confidential, and (i) to use at least the same measures and procedures to protect such information from non-permitted use or disclosure as it uses to protect its own confidential information, but no less than reasonable care, and (ii) not to disclose such information to anyone other than those employees involved in the administration of this Agreement that have a need to know such information. Each Party further agrees not to use any such information (or permit the use thereof by any of its employees) except as expressly permitted by this Agreement, whether for its own benefit or to the detriment of the other, and not to disclose or to permit the disclosure of any such information by any person or entity under its control or influence, except to the extent that any such disclosure is required by law or by legal process, and then only after giving the other party reasonable advance notice of and an opportunity to contest the proposed disclosure. Notwithstanding the foregoing, the information comprising confidential information pursuant to this Section 9 shall not include information of the other party that (A) is readily ascertainable or obtainable from public information, (B) is received from a third party not known to the recipient to be under and obligation to keep such information confidential, (C) is or becomes to known to the public other than through disclosure by the receiving Party, (D) the recipient can demonstrate was in such Party’s possession (and not subject to an obligation to keep such information confidential) prior to disclosure thereof in connection with the transactions contemplated by this Agreement, or (E) was independently developed by the receiving Party. Notwithstanding the foregoing, Youji acknowledges and agrees that the Extruders are proprietary to RBT and the method of stabilizing rice bran accomplished by the Extruders is confidential information owned by RBT. The Parties agree that any breach of the provisions of this Section 10 may result in damage to the aggrieved Party that is irreparable, speculative or otherwise difficult to prove, and that each Party accordingly shall be entitled to injunctive relief in the event of any breach or threatened breach hereof by the other.

11.                 Miscellaneous.

11.1.            Waivers and Amendments. No purported amendment or waiver of any provision of or right under this Agreement shall be enforceable unless in writing signed by the Party against whom such enforcement is sought.

11.2.            Non-assignability. This Agreement shall not be assigned by any Party without the consent of the other Parties, which consent shall not be unreasonably withheld. The Parties agree that this Agreement shall be assignable by either Party to their successor in interest in connection with a sale of all or substantially all of the assets or equity of the assigning Party to the assignee; provided that (i) the assignee agrees in writing to be bound by the provisions hereof, (ii) all related agreements between the Parties are also assigned to the transferee, and (iii) notice of the proposed assignment is provided to the other Party hereto at least ten (10) days prior to the assignment. Any assignment contrary to the provisions of this Section shall be deemed a material breach of this Agreement.

11.3.            No Joint Venture or Partnership. Nothing in this Agreement shall be construed to create a partnership or joint venture of any kind or for any purpose between the Parties, or to constitute either Party a special or general agent of the other, and neither Party will act or represent otherwise to any third party.

11.4.            Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER YOUJI NOR RBT MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED. BOTH PARTIES EXPRESSLY DISCLAIM THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

11.5.            Limitation of Liability. Notwithstanding anything contained in this Agreement, neither Party shall be liable to the other Party, whether in tort, in contract or otherwise, and whether directly or by way of indemnification, contribution or otherwise, for any incidental, consequential, punitive or exemplary damages, (including without limitation lost profits or revenues or injury to business or business reputation), whether of the other Party or of any third Party, relating to or arising out of the obligations of the Parties hereunder.

11.6.            Force Majeure. Youji shall not be responsible for any delays in processing of any Products ordered by RBT on account of strikes, blackouts, floods, droughts, riots, epidemics, fire, governmental regulation, acts of God or other causes beyond its control, but only during the reasonable period of such cause beyond its control.

11.7.            Notices. Any notice under or relating to this Agreement shall be in writing and shall be deemed duly given upon the earlier to occur of (i) actual receipt of the notice by the addressee; (ii) confirmed electronic transmission to the addressee of the notice or a facsimile thereof; (iii) if deposited with a nationally-recognized messenger service which guarantees delivery within a specified period (not to exceed three (3) business days), the end of such guaranteed period; or (iv) if sent by certified or registered United States Mail, the third (3rd) business day after such mailing; in each case if transmission, postage or delivery charges are prepared and the notice is addressed or delivered as follows:

If to Youji:	Youji Company Limited
Attn: Director
Unit 21, 5/F, Kowloon Bay Industrial Centre,
15 Wang Hoi Road, Kowloon, Hong Kong
Tel: +852 2759 1213
Fax: +852 2759 1215
Email: Arvind@urmatt.com

Copy to:	Urmatt Ltd.
1000/30 P.B. Tower, 9th Floor,
Sukhumvit 71 Road, Klongton – Nua, Wattana, Bangkok
Fax: +66 2713 0243
Email: Arvind@urmatt.com

If to RBT:	RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ 85253
Attention: Chief Executive Officer
Fax: 602-522-3001
Email: jshort@ricebrantech.com
Email: dbelt@ricebrantech.com

Copy to:	Weintraub Tobin Chediak
Coleman Grodin Law Corporation
400 Capitol Mall, 11th Floor
Sacramento, CA 94864
Attention: Chris Chediak
Fax: 916-446-1611
Email: chediak@weintraub.com

Any Party may from time to time change its respective address for notice by delivering written notice of such change to the other Party. The burden of proof of due delivery under this paragraph shall be upon the Party giving notice.

11.8.            Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed stricken from this Agreement as to that jurisdiction only, and the validity, legality and enforceability of this Agreement or of any of its provisions in such jurisdiction or in any other jurisdiction shall not otherwise be affected.

11.9.            Titles and Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting or construing this Agreement.

11.10.         Expenses. Except as expressly otherwise set forth herein, each Party shall bear its own attorneys’ and other professional and business advisors’ fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. In the event that any Party brings any action (whether any arbitration proceeding or otherwise) to enforce any of the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs from the other Party.

11.11.         Entire Agreement. This Agreement and the Purchase Orders constitute the entire agreement between the Parties regarding the subject matter, all oral agreements being merged herein and therein, and supersede all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein or therein.

11.12.         Regulatory Filings/Publicity. The Parties understand that within four (4) days of the effective date of this Agreement, RBT will file a Form 8-K publically disclosing this Agreement.  The Parties agree that following the filing of the Form 8-K, each Party may issue a press release approved by the other Party (such approval not to be unreasonably withheld) disclosing the existence and general structure of, but not the economic terms of, this Agreement; and that concurrently with the issuance of a press release, RBT may hold a conference call for its public shareholders to explain the relationship between the parties and the functioning and value of the Agreement. Other than such regulatory filings, the issuance of such general press releases,  and the conference call with shareholders, neither Party may make any other public announcement regarding this Agreement, or the subject matter or economic terms contained herein, without the prior written consent of the other Party, except as may be required by applicable law in which event, the disclosing Party shall endeavor to give the non-disclosing Party prior notice of any such requirements.

11.13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to contracts entered into and to be performed entirely within Arizona, and shall be given a fair and reasonable construction in accordance with the intent of the parties.

11.14.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.15.         GAAP. The parties agree that for all calculations provided herein, including but not limited to the Cost of Goods sold and RBT Margin, they be in accordance with generally accepted US accounting principles “GAAP”, consistently applied.

11.16.         Compliance with Securities Laws.  The Parties shall take all action necessary to comply with all applicable legal requirements and restrictions imposed under U.S. securities and other laws with respect to the holding and the sale or transfer of RBT Shares

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Each of the Parties hereto has executed this Exclusive Supply and Cooperation Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the Effective Date.

/s/ Arvind Narula
Arvind Narula, an individual

Youji Company Limited

By	/s/ Arvind Narula
Name: Arvind Narula
Title: Director

RiceBran Technologies

By	/s/ W. John Short
Name: W. John Short
Title: CEO & President

EXHIBIT A

Excluded Customers; Exclusive
and Non-Exclusive Products

Exclusive Products
Jasmine Rice Bran :
Red Rice Bran :

Non-Exclusive Products
Jasmine Rice, brown, white
Parboiled Rice, brown, white
Long grain rice, brown, white
Black rice, brown, white
Glutinous rice, brown, white

 LOW ARSENIC RICE, all varieties

Quick cook Rice, flavored, unflavored, all varieties (not yet launched)
Rice Flour, all varieties
STERILISED RICE HUSK, anti-caking agent

KALE PRODUCTS (not yet launched, expect end 2016)

NON URMATT PRODUCTS THAT CANNOT BE GUARANTEED AVAILABILITY BUT NARULA HAS SUBSTANTIAL CONTROL OVER THROUGH MAJOR OWNERSHIP OF OPERATONS :

COCONUT PRODUCTS (to be launched first quarter 2016)
COCONUT WATER
COCONUT WRAPS

GLUTEN FREE NOODLES
RED, BROWN, WHITE, BLACK
 quick cook noodles (not yet launched, expect end 2016)

PRODUCTS IN PLANNING
RICE STARCH
-RICE PROTEIN
- BABY POWDER FROM RICE FLOUR
- SHELF-STABLE READY RICE BASED MEALS

- SEVERAL RICE BRAN BASED PRODUCTS THAT CAN BE MADE IN USA
-

Existing Customers*

C&F Foods, Inc.,	U.S.A
Lotus Foods,Inc.	U.S.A
Sage V Foods LLC.,	U.S.A
Western Foods,	U.S.A

Bay State Milling	U.S.A

In Harvest	U.S.A

EXHIBIT B

Product Allocation

EXHIBIT C

Form Escrow Agreement
(See Attached)

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of February __, 2016 (together with Schedule A hereto, this “Agreement”), is by and among RICEBRAN TECHNOLOGIES, a California corporation, with principal offices located at 6720 N. Scottsdale Road, Suite #390, Scottsdale, AZ 85253 (“Depositor”); ARVIND NARULA, an individual mailing address 1000/30 P.B. Tower, 9th Floor, Sukhumvit 71 Road, Klongton – Nua, Wattana, Bangkok (“Narula”) and YOUJI COMPANY LIMITED, a Hong Kong limited company, a Unit 21, 5/F, Kowloon Bay Industrial Centre, 15 Wang Hoi Road, Kowloon, Hong Kong (together with Narula, “Recipient”); and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219 (“Escrow Agent”).

WHEREAS, Depositor and Recipient have entered into an Exclusive Supply and Cooperation Agreement (the “Underlying Agreement”), dated as of February 8, 2016, pursuant to which Depositor will pay Recipient a portion of the RBT Margin (as defined in the Underlying Agreement) in the form of common stock of Depositor at a value as set forth in the Underlying Agreement. The Underlying Agreement provides that Depositor shall issue and deposit the Escrowed Shares (defined below) into escrow with Escrow Agent for the benefit of Depositor and Recipient to be held by Escrow Agent;

WHEREAS, Escrow Agent has agreed to accept, hold, and disburse the Escrowed Shares in accordance with the terms of this Agreement;

WHEREAS, Depositor and Recipient hereby appoint the Representatives (as defined below) to represent them for all purposes in connection with this Agreement (including the Escrowed Shares); and

WHEREAS, in order to establish the Escrowed Shares and otherwise to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement.

“Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person. A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Depositor Representative” shall mean either of the persons so designated on Schedule A hereto or any other persons designated in a writing signed by Depositor and delivered to Escrow Agent and Recipient Representative in accordance with the notice provisions of this Agreement, to act as Depositor’s representative under this Agreement.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable termination date set forth on Schedule A hereto.

“Escrow Property” shall mean the Escrow Shares and any dividends on the Escrow Shares.

“Joint Written Direction” shall mean a written direction executed by the Representatives (as defined below) and directing Escrow Agent to disburse all or a portion of the Escrowed Shares or to take or refrain from taking an action pursuant to this Agreement.

“Recipient Representative” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Recipient and delivered to Escrow Agent and Depositor Representative in accordance with the notice provisions of this Agreement, to act as Recipient’s representative under this Agreement.

“Representatives” shall mean Depositor Representative and Recipient Representative.

2.	Appointment of and Acceptance by Escrow Agent. Depositor and Recipient hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrowed Shares in accordance with Section 3 below, agrees to hold and disburse Escrowed Shares in accordance with this Agreement.

3.	Issuance and Deposit of Escrowed Shares. Simultaneously with the execution and delivery of this Agreement, Depositor will, pursuant to the terms of the Underlying Agreement, issue 950,000 shares of common stock partially paid to be held by Escrow Agent in book-entry format, being held in the name of Transfer Agent, but whose books shall reflect the recipient (the “Escrowed Shares”), and which shall bear the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”

“THE SHARES REPRESENTED HEREBY ARE PARTLY PAID AND ARE SUBJECT TO (i) RESTRICTIONS ON TRANSFER AND (ii) CALL AND REDEMPTION BY RICEBRAN TECHNOLOGIES IN THE EVENT THE SHARES DO NOT BECOME FULLY PAID PURSUANT TO RICEBRAN TECHNOLOGIES’ EXCLUSIVE SUPPLY AND COOPERATION AGREEMENT DATED FEBRUARY 8, 2016, AVAILABLE FOR INSPECTION AT WWW.SEC.GOV AND AT RICEBRAN TECHNOLOGIES’ PRINCIPAL OFFICE, AND SECTION 409(D) OF THE CALIFORNIA CORPORATIONS CODE. THE TOTAL AMOUNT OF CONSIDERATION FOR THE SHARES SHALL BE $2.80 PER SHARE, OF WHICH $0.000001 HAS BEEN PAID.”

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

4.	Maintenance of Escrowed Shares.

(a)	The Escrow Agent is authorized and directed to hold the Escrowed Shares. The Escrow Agent is not authorized to sell any Escrowed Shares at any time during the term of this Agreement. Subject to California Corporations Code Section 409(d), any dividends paid by Company on the Escrowed Shares shall become part of the Escrow Property and disbursed in accordance with Section 5 of this Escrow Agreement.

(b)	No party shall have any responsibility or liability for any decline in the value of the Escrow Property which may result from any decrease in the value of the Escrowed Shares that occurs from and after the date of issuance. The parties agree that the risk of fluctuations in the value of the Escrowed Shares is a risk that each party of the parties understands and has agreed to assume, and as to which no party has any liability or responsibility. The Escrow Agent may distribute the Escrowed Shares only in accordance with Section 5 below. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendation or advice of any kind in connection with this escrow.

5.	Release of Escrow Property.

(a)	Escrow Agent shall disburse Escrow Property from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall set forth the number the shares to be released (“Released Shares”). Upon receipt of a Joint Written Direction, Escrow Agent shall instruct American Stock and Transfer & Trust Company, LLC, as Depositor’s transfer agent (in such capacity, “Transfer Agent”) to updated the book entry for the Released Shares to remove the second and third of the three legends listed in Section 3. The book entry for the remaining Escrowed Shares shall continue to reflect the legends set forth in Section 3 and remain part of the Escrow Property. Such Released Shares and any dividends thereon shall then be released from the Escrow Property and delivered to Recipient, as set forth on Schedule A. Any and all releases under this Section 5 shall be made within five (5) Business Days of Escrow Agent’s receipt of a Joint Written Direction.

(b)	If there is any amount of undisbursed or unclaimed Escrow Property on the Termination Date (as defined in Schedule A hereto) (the “Unpaid Escrowed Shares”), and if Escrow Agent shall not have received a Joint Written Direction no later than five (5) days after the Termination Date (as defined in Schedule A hereto), Depositor shall be automatically deemed to exercise a call in to redeem the Unpaid Escrowed Shares at $0.000001 per share, pursuant to which Escrow Agent shall deliver the Unpaid Escrowed Shares to Transfer Agent, who shall cancel such Unpaid Escrowed Shares and deliver the funds for such Unpaid Escrowed Shares to Recipient by check mailed to the address set forth on Schedule A.

6.	Investment of Cash Funds. Escrow Agent is herein directed and instructed to invest and reinvest any cash received in respect of the Escrowed Property in one or more of the following:

(a)	direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

(b)	certificates of deposit issued by any Federal Deposit Insurance Corporation-insured bank, bank and trust company, or national banking association (subject to applicable limits);

(c)	repurchase agreements or direct deposits with any bank, trust company, primary broker-dealer or national banking association; or

(d)	any institutional money market fund.

With the execution of this document, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle (if applicable), either through means of hardcopy or via access to the website associated with the investment(s) selected by the parties to this Agreement. The parties hereto acknowledge that they have discussed the investment(s) and are in agreement as to the selected investment(s). The parties hereto acknowledge and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of such moneys or the purchase, sale, retention or other disposition of any investment(s) described herein. Depositor and Recipient may provide instructions changing the investment(s) of such moneys (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction to Escrow Agent.

Each of the foregoing investments shall be made in the name of Escrow Agent for the benefit of Depositor and Recipient. Any investment permitted above may be made with or in one or more of its Affiliates or in any fund or other investment vehicle managed by Escrow Agent or an Affiliate thereof and may be effected through the facilities of Escrow Agent’s or its Affiliate’s trading or capital market operations. The parties hereto acknowledge and agree that, in connection with such moneys’ investment in mutual funds or other investments, Escrow Agent (or any Affiliate thereof) receives or may receive additional compensation from mutual funds or other third parties or Affiliates that could be deemed to be in Escrow Agent’s self interest for (x) effecting investments in securities and other investments or (y) serving as escrow agent, transfer agent, custodian, subcustodian, administrator, or shareholder servicing agent, or other non-advisory capacity. No transactional confirmation shall be required for any investment or reinvestment transaction (buy, sale, or other) that is otherwise covered by a monthly statement. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Depositor, Recipient, or the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of such moneys permitted or required hereunder. All investment earnings shall become part of such moneys and investment losses shall be charged against such moneys Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of such moneys. With respect to any such moneys received by Escrow Agent after 1:00 p.m., New York time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which Escrow Agent is open for regular business hours.

7.	Suspension of Performance; Release to Court. If, at any time, (i) there shall exist any dispute between or among Depositor, Recipient and/or either of the Representatives with respect to the holding or disposition of all or any portion of the Escrow Property or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Property or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be).

(b)	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, put into trust in such court, for holding and disposition in accordance with the instructions of such court, all Escrow Property and Depositor and Recipient shall pay Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Depositor, Recipient, or either of the Representatives, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or deposit into trust in court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Property or any delay in or with respect to any other action required or requested of Escrow Agent.

8.	Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Depositor, Recipient, and the Representatives specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Representatives shall jointly issue to Escrow Agent a Joint Written Direction authorizing redelivery of the Escrow Property to a bank or trust company that has been retained as successor to Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Property and shall pay all Escrow Property to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Escrow Agent under this Agreement without further act or consent of any party hereto.

9.	Liability of Escrow Agent. Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 30 hereof. Escrow Agent is not a party to the Underlying Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Underlying Agreement. Escrow Agent shall not be liable to Depositor or Recipient or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Depositor or Recipient. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Property in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Property or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Joint Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise.

Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Property, any account in which Escrow Property are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and Recipient, jointly and severally, shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel.

Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Property, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.	Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Depositor and Recipient, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Depositor, Recipient and/or the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel (and such counsel’s costs and expenses) shall be paid, upon demand, by Depositor and Recipient jointly and severally.

The parties hereto agree that neither the payment by Depositor or Recipient of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Property in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Depositor and Recipient, the respective rights and obligations of Depositor, on the one hand, and Recipient, on the other hand, under the Underlying Agreement.

11.	Fees, Costs and Expenses of Escrow Agent. Depositor and Recipient shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket costs and expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated by this reference, and form a part of this Agreement. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by Depositor upon execution of this Agreement and, in the future, upon demand by Escrow Agent. Escrow Agent shall notify the Representatives of any release from the Escrow Property to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Representatives copies of all related invoices and other statements.

12.	Representations and Warranties. Each of Depositor and Recipient severally covenants and makes the following representations and warranties to Escrow Agent:

(a)	It is duly organized, validly existing, and in good standing under the laws of the state or country of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(c)	This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(d)	The execution, delivery, and performance of this Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the Underlying Agreement, to which it is a party or any of its property is subject.

(e)	The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Representatives under this Agreement, all without further consent or direction from, or notice to, it or any other party.

(f)	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Property or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Property or any part thereof.

(g)	All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Property.

13.	Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)	Patriot Act Disclosure. Depositor and Recipient acknowledge that a portion of the identifying information set forth on Schedule A hereto is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Depositor and Recipient agree to provide any additional information requested by Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which Escrow Agent is subject, in a timely manner and consent to Escrow Agent obtaining from third parties any such identifying information. Depositor and Recipient each represent that all identifying information set forth on Schedule A hereto, including its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of Escrow Property. For a non-individual person such as a charity, a trust, or other legal entity, Escrow Agent may require documentation to verify formation and existence as a legal entity. Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)	Certification and Tax Reporting. Depositor and Recipient have provided Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Depositor and Recipient acknowledge that solely for tax purposes, Escrow Agent does not have any interest in the Escrow Property or the escrow account. All interest or other income earned under this Agreement shall be allocated to Recipient and reported, as and to the extent required by law, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Property by Recipient whether or not said income has been distributed during such year. Recipient shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Property. Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Property. Recipient or Depositor shall indemnify and hold Escrow Agent harmless from and against all such taxes, depending on whether the Taxes were caused by then Released Shares, in which case the Recipient shall be responsible, or then Unpaid Escrow Shares, in which case the Depositor shall be responsible. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Depositor and Recipient hereby represent and warrant to Escrow Agent that (i) there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Internal Revenue Code of 1986, as amended, in the underlying transaction giving rise to this Agreement and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

14.	Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

15.	Notice. All notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 16 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

16.	Security Procedures. If notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 15 above and, if applicable, this Section 16. If Escrow Agent is unable to contact any such designated person, Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s or Recipient’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of Chief Executive Officer, President, Chief Financial Officer. Such Executive Officer(s) shall deliver to Escrow Agent a fully executed incumbency certificate upon Escrow Agent’s request, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (i) a beneficiary, (ii) a beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrow Property for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary’s bank or an intermediary bank designated.

17.	Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the parties hereto. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

18.	Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

20.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the holding, investment and disbursement of Escrow Property and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Property.

21.	Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Depositor, Recipient and Escrow Agent.

22.	Execution in Counterparts. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 15 and Section 16 hereof, this Agreement and any Joint Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page, which shall have the same force and effect as the delivery of an originally executed signature page.

23.	Termination of Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (and the occurrence of the related distribution(s)), (ii) the disbursement of all amounts in the Escrow Property pursuant to one or more Joint Written Directions, into court pursuant to Section 7 hereof, in accordance with applicable state escheatment and unclaimed property laws or otherwise or (iii) the resignation of Escrow Agent, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Property. The obligations of Depositor and Recipient continue to exist notwithstanding the termination or discharge of Escrow Agent’s obligations or liabilities hereunder until the obligations of Depositor and Recipient have been fully performed.

24.	Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Depositor or Recipient and become pecuniarily interested in any transaction in which Depositor or Recipient may be interested, and contract and lend money to Depositor or Recipient and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Depositor or Recipient or for any other entity.

25.	Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

26.	Late Payment. If any amount due to Escrow Agent under this Agreement is not paid within 30 days (subject to any longer time period prescribed herein) after notice to Depositor and/or Recipient (other than any amount that is subject to good faith dispute), Depositor and Recipient jointly and severally shall pay interest thereon (from the due date to the payment date) at a per annum rate equal to ten (10) percent.

27.	Force Majeure. Notwithstanding anything to the contrary hereunder, Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

28.	No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

29.	No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

30.	Priority.

(a)	In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Escrow Agent acting in good faith.

(b)	Nothing contained in this Agreement shall amend, replace or supersede any agreement between Depositor or Recipient and Escrow Agent to act as Depositor’s or Recipient’s transfer agent, which agreement shall remain of full force and effect.

31.	Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RICEBRAN TECHNOLOGIES

By:	/s/ W. John Short
Name: W. John Short
Title: CEO & President

ARVIND NARULA, an individual

YOUJI COMPANY LIMITED

By:	/s/ Arvind Narula
Name: Arvind Narula
Title: Director

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent

By:
Name:
Title:

SCHEDULE A

1.	Intentionally Omitted.

2.	Escrow Agent Fees.

Acceptance Fee:	$
Annual Escrow Fee (including first year):	$
Out-of-Pocket Expenses:	$
Transactional Costs:	$
Other Fees/Attorney, etc.:	$
TOTAL	$

The Acceptance Fee and the Annual Escrow Fee for each year of the term of this Agreement are payable upon execution of this Agreement. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.	Taxpayer Identification Numbers.

Depositor:

Recipient:

4.	Termination and Disbursement. Unless earlier terminated by the provisions of this Agreement, the Escrow Period will terminate on the earlier of the date all of the Escrow Property is released from Escrow, termination of the Underlying Agreement and February 8, 2026 (the “Termination Date”). Depositor and Recipient shall have the right to require return of any Escrow Property remaining in the escrow account on such date by delivering to Escrow Agent a Joint Written Direction, and any Escrow Property remaining in the escrow account at such time shall be distributed in accordance with Section 5 of this Agreement and the Joint Written Direction; provided, however, that any earnings thereon shall be distributed in accordance with Section 13(b) of this Agreement.

5.	Investment Instructions. Citibank Insured Money Market Account.

6.	Representatives. The following person is hereby designated and appointed as Depositor Representative under this Agreement:

7.	Notice Addresses.

If to Depositor or Depositor Representative at:

RiceBran Technologies
6720 N. Scottsdale Road, Suite #390
Scottsdale, AZ 85253
Attn: CEO
Tel: (480) 367-5056

With copy to:

Weintraub Tobin
400 Capitol Mall, Suite 1100
Sacramento, CA 95814
Attn: Christopher Chediak
Tel: (916) 558-6016

If to Recipient at:

Youji Company Limited
Unit 21, 5/F, Kowloon Bay Industrial Centre,
15 Wang Hoi Road, Kowloon, Hong Kong
Attn: Arvind Narula
Tel:

If to Recipient Representative at:

Arvind Narula
Tel:

If to Escrow Agent at:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: General Counsel
Tel: (718) 921.8200

8.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Depositor:	Name	Email Address	Phone

Depositor Representatives:	Name	Email Address	Phone

Recipient:	Name	Email Address	Phone

Recipient Representative:	Name	Email Address	Phone

Escrow Agent:	Name	Email Address	Phone

EXHIBIT D

Extruder for use at Urmatt Rice Mills

Description:	Proprietary and trade secret machine designed and assembled by RiceBran Technologies (“RBT”) from components made by contract manufacturers according to RBT specifications (the “Extruder”). The Extruder’s intended operating purpose is to receive raw rice bran generated from the rice milling process and stabilize the raw rice bran to produce stabilized rice bran (“SRB”) by deactivating the lipase enzyme activity that naturally occurs in raw rice bran as a result of the milling process. The quality of SRB produced by the Extruder will depend on many factors including, among others, the quality of the raw rice bran received for stabilization and the time elapsed between the milling of the raw rice bran and the introduction of that bran into the Extruder for stabilization. Optimal performance can be obtained if raw rice bran is introduced into the Extruders within minutes of milling. Assuming (i) the motors and control panels of the Extruders are modified to accept local Chinese power inputs or replaced with local equivalent motors and control panels, (ii) an adequate supply and quality of fresh raw rice bran is delivered for processing within one hour of milling and free of impurities such as stones, ceramics, metal, excess hulls, etc., (iii) the Extruders are installed, maintained and operated as directed by RBT technicians (including use of RBT specified parts) and (iv) Urmatt personnel do not damage the Extruders, during the Warranty Term (a) each Extruder will have a processing output of a minimum of approximately 2,000 pounds of SRB per hour and (b) the SRB produced by the Extruder will be fit for use in animal nutrition and human food ingredients.